Exhibit 10.1

GREENMAN TECHNOLOGIES
CONSULTING AGREEMENT

This Consulting Agreement is made and entered into this 18th day of November 2008, by and between Coastal International, Inc. (“Consultant”), and GreenMan Technologies (“GMTI” or the “Company”).

It is agreed as follows:

1.           Consultant Services.   Consultant hereby agrees to perform and provide consulting services for the Company on a monthly basis for a period of four months commencing upon the execution of this agreement and ending March 17, 2009 unless extended upon mutual agreement. Consultant will perform the services with the assistance and full participation of Mr. Lew Boyd and his associates.  The services will include, but not be limited to, the following (the “Services”):

(a) Provide and/or identify due diligence support as the Company’s management explores commercial opportunities in the areas of green products and services and alternative energy and renewable fuels.

(b) Work with Company management to broaden GMTI’s overall presence and footprint in the “green” marketplace by introducing the Company to the Consultant’s wide network of contact points with the financial community, industry groups, government agencies and relevant academic centers of excellence. This will include due diligence meetings in select cities, at GMTI’s request

(c) Interface with the “green” community on behalf of the Company, and work to generate interest in the Company in this setting.

(d) Work with the Company’s management to formulate and refine its mission statement as it relates to green opportunities including alternative energy and renewable fuels

(e) Assist in formulating the selection criteria to be used in identifying and qualifying potential candidates for the Company’s Board of Directors. Also, assist in the selection and interview process of potential future candidates.

(f) Provide other services as requested by the Company’s management and/or Board of Directors that can be reasonably expected to be accomplished.

2.           Payment.  Subject to the provisions of the Agreement, the Company shall pay Consultant the following as full compensation for the Services for the term hereof:

(a) Cash –In return for the services rendered, the Consultant shall be compensated by a monthly payment of $7,500 in arrears commencing November 19, 2008 and ending March 18, 2009.

3.           Project Expenses.   The Company shall pay Consultant project fees for special events and materials as mutually agreed upon and such fees to be approved in advance in writing by an officer of the Company, and to be payable within 15 days of submission by Consultant to the Company of itemized statements accounting for such expenses.  In certain circumstances, the Company will prepay the Consultant’s airfare or hotel costs directly as agreed to in writing and in advance by the Consultant and an officer of the Company.   All projects to be approved in writing and in advance by an officer of the Company and associated expenses need to be approved in writing and in advance by an officer of the Company.

4.           Prior Approval of Published Materials.  Consultant shall provide the Company for its review and comment copies of any tangible communications, whether written or recorded on audio, video or film media, which Consultant may give to any person in providing the Services.  Consultant shall provide such copies to the Company a minimum of two (2) business days prior to Consultant’s first proposed use of such material, or more than five (5) business days prior if necessary, to provide the Company the opportunity to make any revisions it deems appropriate and necessary to such materials.  Consultant shall not use materials without the written consent of an officer of the Company in performing the Services and may not use any materials which contain any statement which is false or misleading, and it shall include in all such materials all information necessary to make the statements contained therein not misleading; provided that Consultant shall not be responsible for the accuracy or completeness of information furnished to it in writing by the Company.

5.           Nondisclosure of Confidential or Insider Information.

(a) In the course of performance of Consultant’s duties, Consultant may receive information, which is considered material inside information within the meaning and intent of the United States federal securities law, rules and regulations.  Consultant will not disclose this information to others, except as expressly authorized by the Company and will not use this information directly or indirectly for the benefit of Consultant or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in the Company’s securities or those of any of its affiliated companies.

(b) The provisions of this Section 5 shall survive the termination or expiration of this agreement.

6.           Scope of Engagement.  Consultant shall retain the legal status of an independent contractor.  In no event shall Consultant be or be deemed to be an employee or agent of the Company, or to qualify for benefits afforded such persons as Company employees.  Consultant has no power or authority to act for, represent or bind the Company.  Either party may cancel this agreement on 30 days prior written notice.

7.           Headings.  The headings used in the Agreement are for the convenience of the parties only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

8.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter embraced hereunder and except as expressly incorporated herein, supersedes all prior agreements, promises, proposals, representation, understanding and negotiations, whether written or oral, between the parties.  No modifications, amendments, supplements to or waivers of the Agreement or any of the terms or conditions hereof shall be binding upon the parties or of any effect unless made in writing and duly signed by both parties.  In the event of any conflict between the Agreement and any Warrant Agreement entered into by and between the parties, this Agreement shall control.

9.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

Accepted by:

Coastal International, Inc.	GreenMan Technologies

By: /s/ Lew Boyd	By: /s/ Charles E. Coppa

Lew Boyd	Charles E. Coppa
President	Chief Financial Offier

Date: November 18, 2008	Date: November 18, 2008